China Organic Highlights High-Growth Business Model in New Investor Fact Sheet

Company Details Plan to Capitalize on China's Burgeoning $13 Billion Market for Organic Foods

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural and products company leading China's organic foods revolution, has released a new Investor Fact Sheet that details the Company's high-growth business plan to capitalize on China's estimated $13 billion market for organic foods as one of the largest producers of green and organic rice in China.

To view a multimedia presentation on China Organic Agriculture, please click here: http://www.trilogy-capital.com/content/cnoa/video/cnoa_intro.html.

According to the Investor Fact Sheet, CNOA has an annual output of approximately 30,000 tons and commands a 40 percent share of the organic rice market. Unlike other and more rural competitors, CNOA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

"We want to do everything in our power to clearly define our strategic plan for building long-term shareholder value," said Jian Lin, Chief Executive Officer of China Organic Agriculture. "I invite all current and potential investors to take a look at this fact sheet to get a better understanding of why we are so excited about the future of CNOA."

Growth in the organic rice market is dramatic, with sales up 50 percent from 2006-2007 due to rapidly changing demographics. The premium (and increasing) prices for organic products, including rice, are being realized as the growing affluent classes in the country seek healthier choices. CNOA has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of The Company's products results in the ability to command and receive prices 40% higher than comparables.

While COA certainly plans to expand its markets within China, the experienced management team also intends to increase exports at a rate of 2:1 domestic versus international, to significantly increase sales and reduce market risk. Plans are currently underway to increase production capacity by a further 39,000 tons with projected revenues for 2007 expected to exceed $16.8 million and net income of more than $6 million.

China Organics has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

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About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. CNOA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

CNOA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of CNOA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

CNOA has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

CNOA has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from

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those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact

China Organic Agriculture
Steve Wan, 310.441.9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com